Exhibit 10.4

MODIFICATION NO. 2 TO LOAN AND SECURITY AGREEMENT

This Modification No. 2 to Loan and Security Agreement (“Modification”) is entered into as of December 27, 2011 (the “Effective Date”), by and between Partners for Growth III, L.P., a Delaware limited partnership with its principal place of business at 150 Pacific Avenue, San Francisco, California 94111 (“PFG”) and Cardiovascular Systems, Inc., Inc., a Delaware corporation with its principal place of business at 651 Campus Drive, St. Paul, MN 55112 (“Borrower”).

WHEREAS, PFG and Borrower entered into that certain Loan and Security Agreement dated as of April 14, 2010 (the “Loan Agreement”) and certain other Security Documents (as defined below), pursuant to which Borrower has borrowed and PFG has loaned pursuant to Convertible Promissory Notes up to $4,000,000 at any one time outstanding;

WHEREAS, the parties entered into that certain Modification No. 1 to Loan and Security Agreement dated as of August 23, 2011 (the “Prior Modification”);

WHEREAS, Borrower and the Senior Lender are amending the Senior Loan Documents and such amendment requires a facilitating amendment of the Loan Agreement;

NOW THEREFORE, the parties hereby agree as follows:

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Borrower is indebted to PFG for Obligations pursuant to the Loan Documents. The Loan Agreement provides for the issuance of up to $5,000,000 in Notes to PFG from time to time, of which an aggregate principal amount of $5,000,000 in Notes are issued and outstanding on the date of this Modification. Defined terms used but not otherwise defined herein shall have the same meanings set forth in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral, as described in the Loan Agreement and an Intellectual Property Security Agreement of even date therewith. The above-described security documents, together with all other documents securing repayment of the Obligations, shall be referred to herein as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations are referred to as the “Existing Loan Documents”.

3. MODIFICATION OF LOAN AGREEMENT.

(a) Senior Debt. Section 8(a)(2) of the Schedule to the Loan Agreement which prior to the Effective Date read (italicized for ease of reference):

“Senior Debt Limit. Borrower shall not permit the total Indebtedness of Borrower to Senior Lender (including, but not limited to, monies borrowed by Borrower, interest on loans due from Borrower, fees and expenses for which Borrower is obligated, sums due from Borrower in connection with issuance of commercial letters of credit, issuance of forward contracts for foreign exchange reserve, and any other direct or indirect financial accommodation Senior Lender may provide to Borrower) to exceed: (i) with respect to Borrower’s term facility with the Senior Lender (the “SVB Term Loan’) the lesser of $10,000,000 and the principal amount at any time outstanding under the SVB Term Loan, plus (ii) with respect to Borrower’s revolving line of credit facility with the Senior Lender (the “SVB LOC”) the lesser of $15,000,000 and the aggregate of (A) outstanding borrowings under the SVB LOC, plus (B) such amount as Borrower is able to borrow under the SVB LOC at such time based on the borrowing base then in effect (collectively, the “Senior Debt Limit’), plus (iii) the amount of all unpaid interest, fees and other charges under the Senior Loan Documents.”

shall be replaced in its entirety with and read prospectively from the Effective Date as follows:

“Senior Debt Limit. Borrower shall not permit the total Indebtedness of Borrower to Senior Lender (including, but not limited to, monies borrowed by Borrower, interest on loans due from Borrower, fees and expenses for which Borrower is obligated, sums due from Borrower in connection with issuance of commercial letters of credit, issuance of forward contracts for foreign exchange reserve, and any other direct or indirect financial accommodation Senior Lender may provide to Borrower) to exceed: (i) with respect to Borrower’s term facility with the Senior Lender (the “SVB Term Loan”) the lesser of $12,000,000 and the principal amount at any time outstanding under the SVB Term Loan, plus (ii) with respect to Borrower’s revolving line of credit facility with the Senior Lender (the “SVB LOC”) the lesser of $15,000,000 and the aggregate of (A) outstanding borrowings under the SVB LOC, plus (B) such amount as Borrower is able to borrow under the SVB LOC at such time based on the borrowing base then in effect (collectively, the “Senior Debt Limit”), plus (C) interest and all collection costs (including attorneys’ fees), plus (D) all interest accruing after any bankruptcy, reorganization or similar proceeding, plus (E) the amount of all (i) overdrafts of up to $100,000 in the aggregate at any given time; (ii) business credit cards in a maximum aggregate amount at any time of up to $300,000, and (iii) letters of credit related to the Pearland, Texas facility of Borrower in a maximum aggregate amount of up to $400,000 at any given time, and (iv) without duplication for any of the above, the amount of all unpaid interest, fees and other charges under the Senior Loan Documents.”

(b) Financial Covenants. Section 5 of the Schedule which prior to the Effective Date read as follows (italicized for ease of reference):

“5. Financial Covenants

        (Section 4.1):

Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis:

(a) EBITDA:	Maintain EBITDA as of the last day of each month, for the three month period ending as of last day of such month, of at least the following for each such period ending during the following intervals:

Interval	Minimum EBITDA (parentheses denotes a negative number)
Effective Date through March 31, 2010	($7,800,000)
April 1, 2010 through June 30, 2010	($6,500,000)
July 1, 2010 through September 30, 2010	($5,700,000)
October 1, 2010 through December 31, 2010	($4,300,000)
January 1, 2011 through March 31, 2011	($3,400,000)
April 1, 2011 and thereafter	($2,000,000)

“EBITDA” shall mean (a) Net Income, minus any non-cash income, plus (b) interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) stock-based compensation expense (to the extent not payable in cash), plus (0 non-cash expenses incurred from applying GAAP to the terms of this Agreement and related Warrant and to the Senior Debt and related warrant issued under the Senior Loan Documents, plus (g) any other non-cash charges.

(b) Fixed Charge Coverage Ratio

A Fixed Charge Coverage Ratio of greater than 1.25 to 1.00, to be tested as of the last day of each month, provided that Borrower shall not be required to maintain the foregoing Fixed Charge Coverage Ratio until on and after the date that it is required to be measured under the Senior Loan Documents (as in effect on the date hereof and without regard to any waiver of the same by the Senior Lender). If at any time the Senior Lender ceases to determine whether the Fixed Charge Coverage Ratio is in effect and subject to testing, PFG shall make a good faith determination as to whether the Fixed Charge Coverage Ratio would be in effect based upon the Senior Loan Documents (in their form on the date hereof).”

shall be replaced in its entirety with and read prospectively from the Effective Date as follows:

“5. Financial Covenants

            (Section 4.1):

Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis:

(a) Liquidity Ratio:	Borrower shall maintain at all times a Liquidity Ratio of greater than 1.5 to 1.0.

“Liquidity Ratio” is the ratio of (a) Borrower’s unrestricted Cash and Cash Equivalents held with the Senior Lender plus Borrower’s Eligible Accounts permitted as such under the Senior Loan Documents, divided by (b) the sum of the outstanding principal amount of all monetary obligations owed to the Senior Lender, plus all other indebtedness for borrowed money (other than the Subordinated Debt to PFG), plus all sums owed under Bank Services Agreements, plus the deferred price of property or services (other than unsecured indebtedness to trade creditors incurred in the ordinary course of business). Capitalized terms used in the definition of Liquidity Ratio and not defined in this Agreement have their meanings as set forth in the Senior Loan Documents.

(b) EBITDA:	EBITDA, as of the last day of each month, for the three month period ending as of last day of such month, of not less than Negative Two Million, Five Hundred Thousand Dollars (-$2,500,000); provided that, from and after the date Borrower has maintained a Fixed Charge Coverage Ratio in excess of 1.5 to 1.00 for two consecutive fiscal quarters, thereafter Borrower shall not be required to meet the foregoing EBITDA covenant and, thereafter, Borrower shall, instead, be required to maintain a Fixed Charge Coverage Ratio in excess of 1.25 to 1.00 at all times.

“EBITDA” shall mean (a) Net Income, minus any non-cash income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) stock-based compensation expense (to the extent not payable in cash), plus (f) non-cash expenses incurred from applying GAAP to the terms of this Agreement and related Warrant and to the Senior Debt and related warrant issued under the Senior Loan Documents, plus (g) any other non-cash charges.

(c) Negative Covenants. A new clause (xiii) shall be added to Section 4.6, with the existing clause (xiii) that prior to the Effective Date read as follows (italicized for ease of reference):

“or

(xiii) the Board of directors shall resolve to or approve, or Borrower shall otherwise take any steps to effect, any of the foregoing actions in clauses (i) through (xviii), inclusive.”

replaced in its entirety and read as from the Effective Date as follows:

“(xiii) contract for, purchase or make any expenditure or commitments for financed Capital Expenditures in any fiscal year in an aggregate amount in excess of $2,000,000; or

(xiv) the Board of directors shall resolve to or approve, or Borrower shall otherwise take any steps to effect, any of the foregoing actions in clauses (i) through (xviii), inclusive.”

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE AND EXPENSES. Borrower shall pay to PFG all of PFG’s reasonable and documented out-of-pocket costs and expenses in connection with this Modification.

6. BORROWERS’ REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

(a) immediately upon giving effect to this Modification (i) except for the matters set forth on Exhibit A hereto and the Capitalization Table attached as Exhibit B hereto, the representations and warranties contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Event of Default has occurred and is continuing;

(b) Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Existing Loan. Documents, as amended by this Modification;

(c) the certificate of incorporation, bylaws and other organizational documents of Borrower delivered to PFG remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d) the execution and delivery by Borrower of this Modification and the performance by Borrower of its obligations under the Existing Loan Documents, as amended by this Modification, have been duly authorized by all necessary corporate action on the part of Borrower;

(e) this Modification has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against it in accordance with the terms of this Modification, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights;

(f) as of the date hereof, Borrower has no defenses against its obligation to repay the Obligations and it has no claims of any kind against PFG. Borrower acknowledges that PFG has acted in good faith and has conducted in a commercially reasonable manner its relationship with such Borrower in connection with this Modification and in connection with the Existing Loan Documents;

(g) the Security Documents relating to Intellectual Property either disclose an accurate, complete and current listing of all Collateral that consists of Intellectual Property or Borrower has included revised and updated Intellectual Property schedules as part of an update to the Representations required in Section 8 of this Modification; and

(h) as of the date hereof, except for the matters set forth on Exhibit A hereto and the Capitalization Table attached as Exhibit B hereto, Borrower ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in the Representations dated as of August 8, 2011, and as of the date Borrower makes a request to issue a Note on or after the date hereof, Borrower shall ratify, confirm and reaffirm, all and singular, the terms and disclosures contained in the Representations dated as of August 8, 2011 as modified by Exhibits A and B hereto, and shall acknowledge, confirm and agree that the disclosures and information Borrower provided to PFG in Part A — Sections 1-6 (except as further noted in this sentence) and Part B — Sections 11, 12 and 13 of the Representations shall not have changed as of the date of such borrowing request, and all other Sections of the Representations, including Part A Section 3(d),(e) (g) and (i) shall have not changed as of such borrowing request in any material respect or, if the Representations require additional disclosure in order to be true, accurate and complete as of the date hereof, Borrower shall have provided the update to the Representations required in Section 8 hereof.

Borrower understands and acknowledges that PFG is entering into this Modification in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

7. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, PFG is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Modification, the terms of the Existing Loan Documents remain unchanged and in full force and effect. PFG’s agreement to modifications to the existing Obligations in no way shall obligate PFG to make any future consents, waivers or modifications to the Obligations. Nothing in this Modification shall constitute a satisfaction of the Obligations or a waiver of any default under the Existing Loan Documents. It is the intention of PFG and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by PFG in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Modification. The terms of this paragraph apply not only to this Modification, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Modification is conditioned upon each of:

(a) Execution and Delivery. Borrower shall have duly executed and delivered to PFG a counterpart of this Modification and a true and correct copy of the Senior Loan Documents, as amended to the Effective Date.

(b) Payment of PFG Expenses. Borrower shall have paid upon demand all PFG expenses (including all reasonable attorneys’ fees and expenses) incurred in connection with this Modification in accordance with Section 5 hereof.

(c) Updates to Borrower Information. On or prior to the date of any request for borrowing on or after the date hereof, Borrower shall have certified its compliance with Section 6(h), or, if required to render Part A — Sections 1-6 (except Section 3(d),(e) (g) and (i)) and Part B - Section 11 of the Representations identified in Section 7(i) hereof true, correct, accurate and complete as of the date hereof, and all other Sections of the Representations, including Part A Section 3(d),(e) (g) and (i) true, correct, accurate and complete in all material respects as of the date of such borrowing request, shall have delivered to PFG true and current information and versions of such documents.

(d) Modification Fee. In consideration of the increased risk associated with the additional credit permitted by PFG to be made available under the Senior Loan Documents, as amended, Borrower shall pay PFG a fee equal to $25,000.

(e) No Default under Senior Debt Documents. There shall be no default under the Senior Debt Documents that has not been cured or waived.

(f) SVB Subordination. PFG and the Senior Lender shall have entered into an amendment to their existing Subordination Agreement reflecting the amendment to the Senor Loan Documents.

(g) Warrant. Borrower shall have issued PFG the Warrant, the form of which is appended hereto as Exhibit C.

9. FURTHER ASSURANCES. Borrower agrees to execute such further documents and instruments and to take such further actions as PFG may request in its good faith business judgment to carry out the purposes and intent of this Modification.

10. INTEGRATION; CONSTRUCTION. This Modification and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Modification; provided, however, that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect. The quotation marks around modified clauses set forth herein and any differing font styles in which such clauses are presented herein are for ease of reading only and shall be ignored for purposes of construing and interpreting this Modification. This Modification is subject to the General Provisions of Section 8 of the Loan Agreement.

11. GOVERNING LAW; VENUE. THIS MODIFICATION SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. Borrower and PFG submit to the exclusive jurisdiction of the State and Federal courts in San Francisco County, California, in connection with any proceeding or dispute arising in connection herewith.

This Modification is executed as of the date first written above.

[Signature Page Follows]

Borrower:		PFG:

Cardiovascular Systems, Inc.		PARTNERS FOR GROWTH III, L.P.

By	/s/ Larry Betterley	By:	/s/ Lorraine Nield
	Chief Financial Officer	Name:	Lorraine Nield

By:		Title:	Manager, Partners for Growth III,
	Secretary or Ass’t Secretary		LLC Its General Partner